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                                                                 EXHIBIT (l)(ii)

          [SKADDEN, ARPS, SLATE, MEAGHER & FLOM ILLINOIS LETTERHEAD]




Van Kampen American Capital
   Prime Rate Income Trust
One Parkview Plaza
Oakbrook Terrace, IL  60181


        Re:  Van Kampen American Capital Prime Rate Income Trust
             Registration Statement on Form N-2

Ladies and Gentlemen:

        We have acted as special counsel to Van Kampen American Prime Rate Income Trust (the "Trust"), a voluntary association with transferable shares organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts, in connection with the preparation of Post-Effective Amendment Nos. 1 and 2 to the Trust's registration statement on Form N-2 (File No. 333-14499 and 811-5845)(the "Registration Statements") under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Registration Statements amend the Trust's initial registration statement on Form N-2 as filed with the Securities and Exchange Commission on October 18, 1996 (the "Initial Registration Statement"), which Initial Registration Statement contains our opinion and consent delivered in accordance with the requirements on Item 24(a)(1) of Form N-2 (the "Opinion").

        We hereby consent to the use of our Opinion dated October 18, 1997 as incorporated by reference into the Registration Statements. In giving the Opinion and this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

                             Very truly yours,

                             /s/ Skadden, Arps, Slate, Meagher & Flom (Illinois)